Exhibit 10.11

Lease Agreement

Contractual Parties: Ta-Teh-Fu Company, Inc and legal representative ZHOU,SHU HUI (afterwards known as Party B). Yao-Teh International Recreation Company, Inc and legal representative LO,FUN MING (afterwards known as Party B). Both contractual parties set out the following provisions to establish a rental agreement for motorized golf cart and associated equipment rental

1. Party A will lease golf cats and associated equipment to Party B to be used at Party B's Royal Country Club golf course.

2. The rental period will commence July 1, 2011 and end June 30, 2021. The rental period may be extended 10 years by agreement of both parties to this contract.

3. Party B shall pay the Party A 210,000NT (which includes taxes) at the beginning of each month by an agreed-upon means. Party B will not purposely delay payment of rent, but if a delay exceeds 2 periods, then Party A may terminate the contract.

4. Party B agrees to act in an honest and forthright manner when utilizing the leased property.

5. Issues regarding repairs and maintenance to the leased property will comply with civil law. Lease payments will not be decreased if the leased property is unable to be used due to repairs and maintenance.

6. Within the rental period, Party B may not increase or alter the leased property without Party A's approval. Party B will compensate Party B for any damages. If, due to Party A's approval, the property is increased or altered, the increased or altered property shall become the property of Party A and Party B has no claim of compensation.

7. Party B is liable for any damage to the leased property within the rental period.

8. If, within the rental period, Party A transfers right to the leased property to third party, Party A must notify Party B.

9. At the end or termination of the lease, Party B shall return the golf carts used at the Royal Country Club to Party A.

Both contractual parties shall retain copies of this contract.

Contractual Parties

Party A: Ta-Teh-Fu Company, Inc.

Legal Representative: ZHOU,SHU HUI

Party B: Yao-Teh International Recreation Company, Inc.

Legal Representative: LO,FUN MING

June 25, 2011